As filed with the Securities and Exchange Commission on July 22, 1996
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                              FORM S-8 and FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                       AMERICAN RADIO SYSTEMS CORPORATION
               (Exact name of issuer as specified in its charter)

        Delaware                                            04-3200160
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)


               116 Huntington Avenue, Boston, Massachusetts 02116
           (Address of Principal Executive Offices including zip code)
                                  -------------

          American Radio Systems Amended and Restated Stock Option Plan
                           (Full titles of the plans)
                                  ------------

                                 Steven B. Dodge
                       American Radio Systems Corporation
                              116 Huntington Avenue
                          Boston, Massachusetts, 02116
                                 (617) 375-7500
            (Name, address and telephone number of agent for service)
                                  -------------

                                    Copy to:
                             Norman A. Bikales, Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800
                                ----------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                 ---------------

                         CALCULATION OF REGISTRATION FEE


                                                                 Proposed         Proposed Maximum
  Title of Securities                 Amount to be          Maximum Offering         Aggregate                   Amount of
   to be Registered                  Registered(1)          Price Per Share(2)    Offering Price(2)           Registration Fee
   ----------------                  -------------          ------------------    -----------------           ----------------

Class B Common
Stock, par value $.01
per share                                703,200                 $    6.375           $4,482,900                $ 1,545.83
Class B Common
Stock, par value $.01
per share                                 55,200                 $    9.00            $  496,800                $   171.31
Class B Common
Stock, par value $.01
per share                                100,000                 $    9.90            $  990,000                $   341.38
Class B Common
Stock, par value $.01
per share                                278,000                 $    9.875           $2,745,250                $   946.64
Class B Common
Stock, par value $.01
per share                                 10,000                 $   15.00            $  150,000                $    51.72
Class B Common
Stock, par value $.01
per share                                 30,000                 $   22.25            $  667,500                $   230.17
Class B Common
Stock, par value $.01
per share                                 40,000                 $   23.75            $  950,000                $   327.59
Class B Common
Stock, par value $.01
per share                                229,500                 $   25.00            $5,737,500                $ 1,978.45
Class B Common
Stock, par value $.01
per share                                 19,000                 $   30.75            $  584,250                $   201.47
Class B Common
Stock, par value $.01
per share                                  3,000                 $   34.50            $  103,500                $    35.69







Class B Common
Stock, par value $.01
per share                                 15,000                  $   39.125         $   586,875                $    202.37
Class B Common
Stock, par value $.01
per share                                 89,900                  $   37.29          $ 3,352,371                $  1,155.99
Class A Common
Stock, par value $.01
per share                                400,000                  $   37.29          $14,916,000                $  5,143.45

Class A Common
Stock, par value $.01
per share                              1,572,800(3)               $   37.29          $58,649,712                    (4)
                                       ---------                                     -----------                 ----------
TOTAL                                  3,545,600                                     $94,412,658                 $12,332.06

(1) Includes 1,478,100 shares of Class B Common Stock to be issued upon the exercise of options granted under the American Radio Systems Corporation Amended and Restated Stock Option Plan ("Stock Option Plan"), up to 89,900 shares of the Class B Common Stock or 89,900 shares of Class A Common Stock and 400,000 shares of Class A Common Stock which may be issued under options which may in the future be granted under the Stock Option Plan and 4,800 shares of Class B Common Stock issued and outstanding pursuant to the exercise of options granted under the Stock Option Plan. Also registered hereunder are such additional number of shares of Class A Common Stock and Class B Common Stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Stock Option Plan.
(2) Pursuant to Rule 457(h), the maximum aggregate offering price has been calculated with respect to 89,900 shares of Class B Common Stock and 400,000 shares of Class A Common Stock registered hereby on the basis of the average of the high and low prices of the Class A Common Stock on the Nasdaq National Market on July 19, 1996; and with respect to 1,482,900 shares of Class B Common Stock on the basis of the price at which options relating to such shares have been or may be exercised under the plans to which this Registration Statement relates.
(3) Consists of 1,572,800 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock registered hereby or instead of any of the 89,900 shares of Class B Common Stock not yet subject to options under the Stock Option Plan.
(4)      No additional registration fee required pursuant to Rule 457(i).

                       AMERICAN RADIO SYSTEMS CORPORATION
                              CROSS REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K


Item
No.     Description in Form S-3               Caption or Location in Prospectus
1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.............    Forepart and Outside Front
                                                Cover Page
2.   Inside Front and Outside Back Cover
     Pages of Prospectus..................    Inside Front Cover Page; Available
                                                Information; Incorporation of
                                                Documents by Reference
3.   Summary Information, Risk
     Factors and Ratio of
     Earnings to Fixed Charges............    Risk Factors
4.   Use of Proceeds......................    Plan of Distribution
5.   Determination of Offering Price......    Cover Page
6.   Dilution.............................    Not applicable
7.   Selling Security Holders.............    Selling Stockholders
8.   Plan of Distribution.................    Plan of Distribution
9.   Description of Securities
     to be Registered.....................    Incorporation of Documents by
                                                Reference
10.  Interests of Named Experts
     and Counsel..........................    Legal Matters
11.  Material Changes.....................    Not Applicable
12.  Incorporation of Certain
     Information by Reference.............    Incorporation of Documents by
                                                Reference
13.  Disclosure of Commission
     Position on Indemnification for
     Securities Act Liabilities...........    Not Applicable

                                EXPLANATORY NOTE

         This Registration Statement contains two parts. The first part contains a Reoffer Prospectus ("Prospectus") prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales by "affiliates" (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act")) of shares of Class A Common Stock, par value $.01 per share ("Class A Common"), of American Radio Systems Corporation ("American" or the "Company") which may be issued to persons who may be deemed "affiliates" of American pursuant to the Amended and Restated Stock Option Plan, as amended, of American (the "Stock Option Plan") as follows:

    (i)      upon the exercise of options to acquire Class A Common Stock; and

    (ii) upon the conversion of shares of Class B Common Stock, par value $.01 per share ("Class B Common"), received upon the exercise of options to acquire Class B Common.

The second part contains "Information Required in the Registration Statement" pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I is not filed with the Securities and Exchange Commission (the "Commission"), but a document containing such information has been sent or given to each employee eligible to participate in the Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act.

REOFFER PROSPECTUS

                       AMERICAN RADIO SYSTEMS CORPORATION

                     986,000 Shares of Class A Common Stock
                           ($.01 par value per share)

         This Prospectus relates to 986,000 shares of Class A Common Stock, $.01 par value per share (the "Class A Common") of American Radio Systems Corporation ("American" or the "Company"), which may be sold from time to time by the selling stockholders named herein (the "Selling Stockholders"). The Class A Common is issuable to the Selling Stockholders pursuant to and upon the exercise of options to purchase Class A Common and Class B Common Stock, par value $.01 per share (the "Options"), granted or which may be granted under the American
Radio Systems Corporation Amended and Restated Stock Option Plan, as amended (the "Stock Option Plan"). The Company has received or will receive various amounts ranging from $6.375 to $39.125 for each share issued upon the exercise of Options previously granted and may receive various amounts, presently indeterminable, upon the exercise of Options which may be granted in the future. The Company will not receive any of the proceeds from the sale of the Class A Common by the Selling Stockholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders in connection with the sale of the Class A Common will be borne by them.

         The Company is not aware of any underwriting arrangements with respect to the sale by the Selling Stockholders of any of the shares offered hereby.

         The Class A Common may be offered by or for the account of the Selling Stockholders, from time to time, on the Nasdaq National Market or on any stock exchange on which the Class A Common may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Class A Common to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Class A Common for whom such broker-dealers may act as agent or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Any broker-dealer acquiring Class A Common from a Selling Stockholder may sell such Class A Common in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, or through a combination of such methods. See "Selling Stockholders" and "Plan of Distribution".

               For a discussion of certain factors that should be
           considered in connection with an investment in the Class A
                      Common, see "Risk Factors" on page 1.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION

         American is subject to the information requirements of the Securities Exchange Act or 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Firth Street, N.W., Washington, D.C. 20549, and at the following Regional Officers: the Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and the Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington, D.C. 205749, at prescribed rates. The Class A Common is traded on the Nasdaq National Market with an office at 1735 K Street, NW, Washington, DC 20006-150 and the Company's reports and proxy statements may be inspected at such office.

         A registration statement on Form S-8/S-3, together with all amendments, exhibits and documents incorporated therein by reference (the "Registration
Statement"), has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class A Common offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. Statements in this Prospectus as to the contents of exhibits are not necessarily complete, and each statement is qualified in all respects by reference to the copies of documents filed or incorporated by reference as exhibits to the Registration Statement or otherwise filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (or parts thereof filed with the Commission by the Company are incorporated by reference in this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (b) the Company's Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended March 31, 1996; (c) the Company's Definitive Proxy Statement, dated April 24, 1996, for the Annual Meeting of Stockholders to be held on May 22, 1996; (d) the description of the Class A Common Stock contained in the Company's registration statement on Form 8-A dated May 12, 1995 (File No. 0-26102), including any amendments or reports filed for the purpose of updating such description; (e) the description of the stock of the Company contained in the Company's Prospectus dated February 1, 1996 and filed with the Commission pursuant to Rule 424(b) (File No. 33-00270) and (f) the Company's Form 8-K relating in part to the issuance of its 7% Convertible Exchangeable Preferred Stock filed with the Commission July, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The Company shall furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, copies of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for copies of such documents should be addressed to Mr. Bruce Danziger, American Radio Systems Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. The Company's phone number is (617) 375-7500.

                                   THE COMPANY

         American Radio Systems Corporation is a national radio broadcasting company which, after giving effect to existing agreements to acquire radio stations, will own and operate more than 60 radio stations in 14 markets across the United States.

                                  RISK FACTORS

         Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the Class A Common offered hereby. The Company's mailing address is 116 Huntington Avenue, Boston, Massachusetts 02116. The Company's phone number is (617) 375-7500.

Financial Leverage; Debt Service Requirements

         In order to finance acquisitions of radio stations and for general corporate purposes, the Company has borrowed and expects to continue to borrow under the senior secured credit agreement between the Company and the banks named therein (the "Credit Agreement"), has issued an aggregate of $175 million principal amount of 9% Senior Subordinated Notes due 2005 (the "Notes"), and has issued 137,500 shares of 7% Convertible Exchange Preferred Stock, liquidation preference $1,000 per share (the "Convertible Preferred Stock"). A substantial portion of the Company's cash flow from operations is required for debt service. The Company believes that cash flow from operations will be sufficient to meet debt service requirements for interest and scheduled payments of principal under the Credit Agreement and the Notes, as well as dividends on the Convertible Preferred Stock. However, the Company's leverage could make it vulnerable to a downturn in the operating performance of its radio stations or a downturn in economic conditions. If such cash flow were not sufficient to meet such debt service requirements or payments of principal, the Company could be required to sell equity securities, refinance its obligations or dispose of one or more of its stations in order to make such scheduled payments. There can be no assurance that the Company would be able to effect any of such transactions on favorable terms.

         Borrowings under the Credit Agreement bear interest at variable rates. Therefore, increases in interest rates on borrowings under the Credit Agreement would adversely affect the Company's income and cash flow otherwise available for principal and interest requirements and the ability of the Company to implement fully its strategic plan. Although the Company intends to manage its exposure to fluctuating interest rates by entering into interest rate protection and similar agreements, including interest rate swaps, collars and caps (all of the foregoing agreements being forms of derivatives) with respect to a portion of the borrowings thereunder, there can be no assurance that the Company will continue to be able to enter into such agreements.

Competition

         Radio broadcasting is a highly competitive business. Each of the Company's radio stations competes for audience share and advertising revenue directly with other radio stations, as well as with other media such as newspapers, television, billboards, compact discs and music videos within their respective markets. There are typically other well-capitalized firms competing in the same geographic markets as the Company, many of which have greater financial resources. With the elimination of restrictions on the number of radio stations which may be owned nationally by a single entity and the liberalization of local ownership restrictions effected by the Telecommunications Act of 1996, the radio industry is experiencing a concentration of ownership, as a result of which competition may intensify as a limited number of larger companies with greater resources emerges.

         The financial success of each of the Company's radio stations is dependent principally upon its share of the overall radio advertising revenue within its geographic market, its promotion and other expenses incurred to obtain that revenue and the economic health of the geographic market. Radio advertising revenues are, in turn, highly dependent upon audience share. Radio station operators are subject to the possibility of another station changing programming formats to compete directly for listeners and advertisers or launching an aggressive promotional campaign in support of an already existing competitive format. If a competitor, particularly one with substantial financial resources, were to attempt to compete in either of these fashions, the broadcast cash flow of the Company's affected station could decrease due to increased promotion and other expenses and/or lower advertising revenues resulting from lower ratings. There can be no assurance that any one of American's radio stations will be able to maintain or increase its current audience ratings and radio advertising revenue market share.

         Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting ("DAB"). DAB may deliver by satellite to nationwide and regional audiences, multi-channel, multi-format digital radio services with sound quality equivalent to compact discs. The Company cannot predict the effect, if any, that any such new technologies may have on the radio broadcasting industry.

         For information concerning additional potential competition from other media, entertainment and telecommunication companies which might be able to enter the radio broadcasting industry in the event of legislative or regulatory change, see "-- Regulatory Matters" below.

Control by the Principal Shareholders; Restrictions on Change of Control

         As of July 17, 1996, Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer, and Thomas H. Stoner, Chairman of the Executive Committee of the Board, together with their affiliates (the "Principal Shareholders") owned approximately 45.12% of the combined votes of the Class A and Class B Common Stock, the sole classes of voting securities outstanding. Accordingly, the Principal Shareholders will, in effect, be able to control the vote on all matters submitted to a vote of the holders of the Company's Common Stock, except with respect to (i) the election of two independent directors,
(ii) the extent the Restated Certificate or applicable law requires a 66-2/3% vote, and (iii) those matters requiring a class vote by law. Control by the Principal Shareholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common might otherwise receive a premium for their shares over the then-current market prices.

         The Credit Agreement and the indenture under which the Notes have been issued (the "Senior Note Indenture"), as well as the Company's agreement relating to the broadcast of Boston Red Sox games, restrict certain changes in control of the Company, and the Communications Act (as defined below) and the rules of the Federal Communications Commission (the "FCC") require the prior consent of the FCC to any change of control of the Company.

         In addition to the stock ownership by the Principal Shareholders and the FCC restrictions referred to above, certain provisions of the Restated Certificate of Incorporation of American, as amended (the "Restated Certificate"), and Delaware law may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change of control of American.

Dependence on Key Personnel

         The Company's business is partially dependent upon the performance of certain key individuals, including its executive officers, station general manager and on-air announcers who are well recognized and established in the markets in which the Company conducts business. The Company has not entered into employment agreements with any of its executive officers, but has entered into employment agreements, which contain noncompete provisions, with certain of its station general managers and high-profile on-air announcers. As additional incentive, certain of the Company's general managers and executive officers have been granted options to purchase shares of Class B Common which are subject to vesting provisions over a five year period. However, there can be no assurance that the Company will be able to retain such officers, managers or announcers, the loss of whom could have a material adverse effect upon the Company, or that the Company will be able to prevent them from competing with the Company in the event of their departure. The Company does not maintain key man life insurance on the lives of any of such officers, managers or announcers.

Pending Acquisitions/Acquisition Strategy

         Since January 1, 1996, the Company has entered into or consummated numerous acquisition agreements. The Company intends to continue its active acquisition strategy as described in the Company's 1995 Annual Report on Form 10-K. Inherent in such a strategy are certain risks, such as increasing leverage and debt service requirements, combining disparate company cultures and facilities, and operating stations in many geographically diverse markets, which could adversely affect ratings and revenues in a given market. Certain of these risks may be increased to the extent that American's future acquisitions are in larger markets and/or involve multiple stations in several markets. Accordingly, there can be no assurance that one or more of the Company's past or future acquisitions may not have an adverse effect on its business.

         American's Credit Agreement requires the approval of the lenders to acquisitions above a certain size and, in addition, it and the Senior Note Indenture contain borrowing limits. There can, of course, be no assurance that the lenders will consent to any particular acquisition that American desires to make or, since American may, from time to time, be at or near its borrowing limits, to increased borrowing levels, and this may inhibit the ability of American to implement its acquisition strategy. The Senior Note Indenture also contains restrictions which, under certain circumstances, could impede the ability of American to make acquisitions. Moreover, to the extent that acquisitions in the future are financed, either in whole or in part, through the issuance of Common Stock or securities convertible into or entitling their holders to purchase Common Stock, existing shareholders may suffer a dilution in their holdings.

         American competes and will continue to compete with many other buyers, both radio operators and financial institutions, for the acquisition of radio stations. Many of those competitors have significantly greater financial and other resources than those of the Company. In addition, if, as management believes may happen, the prices sought by sellers of radio stations continue to rise, American may find fewer acceptable acquisition opportunities. For information concerning additional potential competition from other media, entertainment and telecommunication companies for acquisitions, see "--Regulatory Matters" below.

         The Company may not be able to implement its acquisition strategy because of the application of FCC multiple and cross ownership rules, cross-interest policy or other rules and policies. These rules and policies could prevent the Company from making future acquisitions if the Principal Shareholders or certain other shareholders also have or acquire attributable interests in broadcast or other media properties. It is not possible to know, however, whether future legislative or regulatory action may change applicable ownership rules or policies or, if it does, whether such changes would make those limitations more or less restrictive.

Regulatory Matters

         The radio broadcasting industry is subject to extensive and changing regulation governing, among other things, technical operations, ownership, business and employment practices and certain types of program content (including indecent and obscene program material). The FCC regulates radio broadcast stations pursuant to the Communications Act of 1934 (as amended, including by the Telecommunications Act of 1996 (the "Telecommunications Act"), the "Communications Act"). The Communications Act permits the operation of radio broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of a license would serve the public interest, convenience and necessity. The Communications Act provides for the FCC to exercise its licensing authority to provide a fair, efficient and equitable distribution broadcast service throughout the United States. Among other things, the FCC assigns frequency bands for radio broadcasting; determines the particular frequencies, locations and operating power of radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; regulates transmitting equipment use by radio broadcast stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations; and has the power to impose penalties for violations of its rules and the Communications Act.

         The FCC also regulates the ownership, operation and sale of radio broadcast stations, including those licensed to the Company. The Communications Act prohibits the assignment of an FCC license, or the transfer of control of an FCC licensee, without the prior approval of the FCC. In determining whether to grant requests for consents to assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the legal and other qualifications of the licensee (and any proposed licensee), including restrictions on foreign ownership, compliance with FCC media ownership rules, licensee "character" and compliance with the Anti-Drug Abuse Act of 1988, which allows courts to disqualify individuals from the benefits of federal licenses as a penalty for certain drug-related offenses.

         The Congress and the FCC have had under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcast stations or affect its ability to acquire additional radio broadcast stations or other such acquisitions. The Company cannot predict whether or when any proposed changes will be adopted nor can it predict what other matters might be considered in the future, no can it judge in advance the impact, if any, the implementation of any of these proposals or changes might have on its business. See "Business--Federal Regulations of Radio Broadcasting" in the Company's 1995 Annual Report on Form 10-K.

No Dividends

         The Company intends to retain future earnings, if any, for use in its business and does not anticipate paying any cash dividends on shares of its Common Stock in the foreseeable future. The Company is currently restricted under the terms of the Credit Agreement and the Senior Note Indenture from paying cash dividends on its Common Stock or its preferred stock, other than the Convertible Preferred Stock, unless certain financial tests are met and then only in accordance with a formula based on cash flow and, with respect to the Convertible Preferred Stock, only in the absence of any default. In addition, the Certificate of Designation relating to the Convertible Preferred Stock restricts payment of dividends on the Common Stock unless all accrued and unpaid dividends on the Convertible Preferred Stock have been paid in full.

Shares Eligible for Future Sale; Possible Adverse Effect on Future Market Prices

         Sales in the public market of substantial amounts of shares of Class A Common (including shares issued upon the exercise and conversion of outstanding options for the Class B Common), or the perception that such sales could occur, could depress prevailing market prices for the Class A Common. Approximately 10,030,000 shares of Common Stock have been issued or sold in transactions which were not registered under the Securities Act ("unregistered shares"). As of July 17, 1996, approximately 77% of the Unregistered Shares were eligible for sale in the open market under Rule 144. Moreover, the holders of substantially all of those shares, as well as the holders of an additional approximately 20% of the Unregistered Shares which will be eligible for sale pursuant to Rule 144 in September 1996, are parties to a registration rights agreement with the Company pursuant to which they are entitled to require the Company to register their shares under the Securities Act for sale publicly at any time, if holders of not less than $10 million ($5 million in the case of a registration on Form S-3) in market value of Common Stock request such registration. Those holders also have so-called "piggy-back" registration rights. American is currently eligible to file registration statements on Form S-3.

         The Company can make no prediction as to the effect, if any, that sales of additional shares of Class A Common or the availability of shares for future sale will have on the market price of the Class A Common. Such sales also may make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

Possible Volatility of Stock Price

         Factors such as market conditions in the radio industry may have a significant impact on the market price of the Class A Common. Further, the stock market has experienced volatility that affects the market prices of companies in ways often unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Class A Common.


                              SELLING STOCKHOLDERS

         The following table sets forth as of July 17, 1996 (i) the name of each Selling Stockholder, (ii) the nature of any position, office or other material relationship which each such Selling Stockholder has had with the Company or any of its affiliates within the last three years, (iii) the number of shares of Class B Common and Class A Common owned by each Selling Stockholder prior to any reoffering; (iv) the number of shares of Class A Common available for sale pursuant to this Prospectus; and (iv) the number of shares owned and percentage ownership of each of the Class B Common and Class A Common, assuming the sale of all Class A Common pursuant to this Prospectus.



                                Before Reoffering(1)         Shares                             After Resale(2)
                                                            Available                 Percent of                 Percent of
 Selling Stockholder           Class A       Class B        For Sale         Class A   Class A       Class B      Class B
                               -------       -------       ----------        -------   -------       -------      -------

Steven B. Dodge(3)              88,050     2,057,946          190,000         88,050      *          2,057,946     39.13%
John R. Gehron(4)**              5,000           -0-          210,000          5,000      *                -0-
David Pearlman(5)**              3,520           -0-          261,000          3,520      *                -0-
Joseph L. Winn(6)                2,100         7,948          245,000          2,100      *              7,948       *
James H. Duncan, Jr. (7)**       5,600         6,578           17,000          5,600      *              1,778       *
Charles D. Peebler, Jr.(8)**     2,000           -0-           13,000          2,000      *                -0-
Justin D. Benincasa(9)**           478           -0-           21,000            478      *                -0-
Michael B. Milsom(10)**            260         1,306           29,000            260      *              1,306       *
- -------------------

* Less than 1%
** Messrs. Gehron, Pearlman, Duncan, Peebler, Benincasa and Milsom have been included among the Selling Stockholders in the event that they are deemed to be "affiliates" within the meaning of Exchange Act Rule 144. Their inclusion herein does not represent a determination by the Company that they are affiliates. (1) Does not include shares which may be acquired through the exercise of stock options, whether or not such stock options are presently exercisable.
(2) Assumes conversion of all shares held by Selling Stockholders which are eligible for sale pursuant to this Prospectus from Class B Common to Class A Common and subsequent resale.
(3) Mr. Dodge is Chairman of the Board of Directors, President and Chief Executive Officer. Shares eligible for sale include 150,000 and 40,000 shares of Class B Common purchasable under options granted on October 1, 1994 and January 18, 1996, respectively, under the Stock Option Plan. Ownership includes an aggregate of 10,050 shares of Class A Common and 20,832 shares of Class B Common owned by three

                                        5





         trusts for the benefit of Mr. Dodge's children and 3,000 shares of Class A Common owned by Mr. Dodge's wife. Mr. Dodge disclaims beneficial ownership in all shares owned by such trusts and his wife.
(4) Mr. Gehron is Co-Chief Operating Officer. Shares eligible for sale include 160,000, 40,000 and 10,000 shares of Class B Common purchasable under options granted on May 23, 1994, February 15, 1995 and January 18, 1996, respectively.
(5) Mr. Pearlman is Co-Chief Operating Officer. Shares eligible for sale include 156,000, 50,000, 5,000, 30,000 and 20,000 shares of Class B
         Common purchasable under options granted on December 16, 1993, February 15, 1995, May 18, 1995, June 15, 1995 and January 18, 1996,
         respectively. Ownership includes 520 shares of Class A Common held for the benefit of his children.
(6) Mr. Winn is a director, Treasurer and Chief Financial Officer. Shares eligible for sale include 160,000, 60,000, 5,000 and 20,000 shares of Class B Common purchasable under options granted on December 16, 1993, February 15, 1995, May 18, 1995 and January 18, 1996, respectively. Ownership includes 100 shares of Class A Common held by his minor daughter.
(7) Mr. Duncan is a director of American. Shares eligible for sale include 10,000, 4,000 and 3,000 shares of Class B Common purchased or purchasable under options granted on December 16, 1993, February 15, 1995 and January 18, 1996, respectively. Ownership includes 500 shares of Class A Common owned as follows: (i) 200 shares held by Mr. Duncan's spouse, (ii) 100 shares held by each of his two daughters and (iii) 100 shares held by his spouse for his stepson. Mr. Duncan has disclaimed beneficial ownership of these shares.
(8) Mr. Peebler is a director of American. Shares eligible for sale include 10,000 and 3,000 shares of Class B Common Stock purchasable under options granted February 15, 1995 and January 18, 1996, respectively.
(9) Mr. Benincasa is Corporate Controller and Vice President. Shares eligible for sale include 10,000, 5,000 and 6,000 shares of Class B Common Stock purchasable under options granted December 16, 1993, February 5, 1995 and January 18, 1996, respectively.
(10) Mr. Milsom is General Counsel and Vice President. Shares eligible for sale include 15,000, 9,000 and 5,000 shares of Class B Common Stock purchasable under options granted December 16, 1993, February 5, 1995 and January 18, 1996, respectively. Ownership includes 260 shares of Class A Common held by his spouse for the benefit of his minor daughter.


                              PLAN OF DISTRIBUTION

         The sale of the Class A Common by the Selling Stockholders may be effected, from time to time, on the Nasdaq National Market or on any stock exchange on which the Class A Common may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transaction by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Class A Common for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Stockholders and any broker-dealers that act in connection with the sale of the Class A Common hereunder might be deemed to be "Underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit realized on the resale of shares as principals might be underwriting compensation under the Securities Act.

         Any broker-dealer acquiring shares from a Selling Stockholder may sell the Class A Common either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis, or to its customers. Any such sales may be at prices then prevailing on the Nasdaq National Market, at prices related to such prevailing market prices, at negotiated prices, or at prices reflecting the application of a combination of such methods.

         The Company has advised the Selling Stockholders that anti-manipulative Rules 10b-5, 10b-6 and 10b-7 promulgated under the Exchange Act may apply to their sales in the market. The Company has furnished the Selling Stockholders with copies of these rules, and has informed the Selling Stockholders of the possible need for them to deliver copies of this Prospectus in connection with their resales of the Class A Common. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving sales of the Class A Common against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealer purchases shares as a principal, any profits received on the resale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         Upon the Company's being notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Securities Act Rule 424(c), setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholder, the commissions paid or discounts or concessions allowed by the Selling Stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

         Any shares which qualify for resale pursuant to Securities Act Rule 144 may be sold thereunder rather than pursuant to this Prospectus.

         There can be no assurance that the Selling Stockholders will sell all or even any of the shares of Class A Common which may be offered by them or any of them hereunder.

         The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.


                                 INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law (the "DGCL.") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in a non-derivative action, which involves a criminal proceeding, in which such person had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

         Article XII of the Company's By-Laws provides that the Company shall indemnify each person who is or was an officer or director of the Company to the fullest extent permitted by Section 145 of the DGCL.

         Article Sixth of the Company's Restated Certificate states that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) liability under
Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases, or (iv) any transaction from which the director derived an improper personal benefit.

                                  LEGAL MATTERS

         The validity of the Class A Common offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts. Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, is the owner of 6,000 shares of Class A Common and 41,900 shares of Class B Common.

                                     EXPERTS

         The following financial statements and related financial statement schedules incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

         (1) The consolidated financial statements as of December 31, 1994 and 1995 and for the two months ended December 31, 1993 and years ended December 31, 1994 and 1995 of American Radio Systems Corporation and subsidiaries and the related financial statement schedules;

         (2) The consolidated financial statements for the period December 28, 1992 through October 31, 1993 of SBS Holding, Inc. and subsidiary and the related financial statement schedule;

         (3) The consolidated financial statements for the ten months ended October 31, 1993 of Atlantic Radio, L.P. and subsidiaries and the related financial statement schedule;

         (4) The financial statements for the year ended August 31, 1993 and the two months ended October 31, 1993 of Multi Market Communications, Inc. and the related financial statement schedule; and

         (5) The financial statements for the ten month period ended October 31, 1993 of Boston AM Radio Corporation and the related financial statement schedule.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents which have been filed by the Company with the Commission are incorporated by reference in and made a part of this Prospectus, as of their respective dates:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         (b) The Company's Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended March 31, 1996.

         (c) The Company's Definitive Proxy Statement, dated April 24, 1996, for the Annual Meeting of Stockholders to be held on May 22, 1996;

         (d) The description of the Class A Common Stock contained in the Company's registration statement on Form 8-A dated May 12, 1995 (File No. 0-26102), including any amendments or reports filed for the purpose of updating such description;

         (e) The description of the Class B Common Stock of the Company contained in the Company's Prospectus dated February 1, 1996 and filed with the commission pursuant to Rule 424(b) (File No. 33-00270); and

         (f) The description of the Company's 7% Convertible Exchangeable Preferred Stock contained in the Company's Form 8-K relating in part to the issuance of such stock filed with the Commission July, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         The description of the Class B Common Stock contained in the Company's Prospectus dated February 1, 1996 and filed with the Securities Exchange Commission pursuant to Rule 424(b) are hereby incorporated by reference.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the shares offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts. Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, is the owner of 6,000 shares of Class A Common and 41,900 shares of Class B Common.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in a non-derivative action, which involves a criminal proceeding, in which such person had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

         Article XII of the Company's By-Laws provides that the Company shall indemnify each person who is or was an officer or director of the Company to the fullest extent permitted by Section 145 of the DGCL.

         Article Sixth of the Company's Restated Certificate states that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) liability under
Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases, or (iv) any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed

         Pursuant to the terms of the American Radio Systems Corporation Amended and Restated Stock Option Plan, as amended (the "Stock Option Plan"), 4,800 shares of the Class B Common Stock of the Company registered for resale hereunder have been issued upon exercise of options granted under the Stock Option Plan. The issuance of such securities has been in reliance upon the provisions of Rule 701 of the Securities Act. Such securities were purchased by James H. Duncan, a director of the Company, upon the exercise of options granted prior to the Company becoming subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended.

Item 8.  Exhibits.
                                  EXHIBIT INDEX

Exhibit No.                        Description

     4.1 American Radio Systems Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.10 of the Company's Registration Statement on Form S-1 (File No. 33-89224) as declared effective June 8, 1995).

     4.2       Amendment  to  American   Radio  Systems  Amended  and  Restated
               Stock Option Plan (incorporated by reference  to the  Company's
               Definitive   Proxy   Materials, dated April 24,  1996,  for the
               Annual Meeting of Stockholders, held May 22, 1996).

       5       Opinion of Sullivan & Worcester LLP.*

    23.1       Consents of Deloitte & Touche LLP.*

    23.2 Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5).

      24 Power of Attorney (included in signature page of this Registration Statement).

*Filed herewith.


Item 9.  Undertakings.

         (a)  The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the day of July, 1996.

                                     AMERICAN RADIO SYSTEMS CORPORATION


                                     By: /s/ Steven B. Dodge
                                          Steven B. Dodge
                                          Chairman of the Board, President,
                                          Chief Executive Officer and Director

         The undersigned Officers and Directors of American Radio Systems Corporation (the "Company") hereby severally constitute Joseph L. Winn, Justin
D. Benincasa, Michael B. Milsom and Norman A. Bikales, and each of them, acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below the Company's Registration Statement on Form S-8 relating to the registration of an aggregate of 1,572,800 shares of the Company's Class B Common Stock and 1,972,800 shares of the Class A Common Stock issued or issuable upon the exercise of options granted under the Amended and Restated American Radio Systems Stock Option Plan and any and all amendments and supplements thereto, filed with the Securities and Exchange Commission, for the purpose of registering such shares, under the Securities Act of 1933, as amended, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

         Signatures                                Title                                   Date


 /s/ Steven B. Dodge
Steven B. Dodge                             Chairman, President, Chief                  July 22, 1996
                                            Executive Officer and Director


 /s/ Joseph L. Winn
Joseph L. Winn                              Chief Financial Officer and                 July 22, 1996
                                            Director

 /s/ Justin D. Benincasa
Justin D. Benincasa                         Vice President and Corporate                July 22, 1996
                                            Controller


 /s/ Thomas H. Stoner
Thomas H. Stoner                            Director                                    July 16, 1996

                                     II - 5





/s/ Arnold L. Chavkin
Arnold L. Chavkin                           Director                                    July 22, 1996


- ----------------------
James H. Duncan, Jr.                        Director                                    July   , 1996


 /s/ Donald B. Hebb, Jr.
Donald B. Hebb, Jr.                         Director                                    July 22, 1996


 /s/ Charles D. Peebler, Jr.
Charles D. Peebler, Jr.                     Director                                    July 22, 1996


                                     II - 6